UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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UNION BANKSHARES COMPANY
_______________________________________________
(Name of Registrant as Specified in Its Charter)

FINANCIAL ANALYTICS INVESTMENT CORPORATION

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ATTENTION
Union Bankshares Company Shareholders

Management recently mailed out a letter to shareholders announcing financial results for the first three months of 2007 and a boost in the dividend. Financial Analytics Investment Corporation has now filed with the SEC its own analysis of these developments.

Getting a new voice on the Union Bankshares board is an uphill battle, made all the more difficult by Management's blue proxy card that omits both of our candidates and two of our proposals. Only FAIC's Alternate Form of Proxy allows a shareholder to decide how to vote on all matters being submitted to the Annual Meeting of Shareholders.

To find out what Management chooses not to tell shareholders, please read FAIC's proxy statement and related materials. The proxy statement contains important information about all proposals and all candidates being voted upon at the Annual Meeting, as well as information about FAIC and other participants in this proxy campaign. Copies of all of these materials are publicly available, for free, from FAIC's website www.saveuniontrust.com (or from the SEC's website at www.sec.gov).

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AN OPEN LETTER TO UNION BANKSHARES COMPANY SHAREHOLDERS
"A Time for Change"
May 30, 2007
Dear Fellow Shareholder:

      On April 27, 2007 Union Bankshares Company mailed out a shareholder letter announcing that earnings for the first quarter of 2007 were up by $98,000 (11.7%) over the same period in 2006. That same letter stated that the Board of Directors had voted to increase the dividend to $.43 per share (a 7.5% increase).

      It is certainly good news that the first quarter earnings are higher than in 2006. However to put this in context, the earnings for this most recent quarter are still 23.9% lower than in 2005, 27.0% lower than in 2004, and 23.2% lower than in 2003.

      Normally it is good news when a company announces an increase in its dividend. In this case, one has to wonder. A dividend of $.43 per share in 2007 is 43.3% higher than the $.30 dividend rate paid in 2004, even though the 2007 earnings results are 27.0% lower than in 2004. It is not typical to see a 40+% increase in the dividend when the earnings are 20+% lower.

      Management's letter says the Board boosted the dividend "as a reflection of their optimism about the future of our institution and also to continue our history of dividend increases." Is it a coincidence that this happy assessment comes at a time when there is an ongoing contest for shareholder votes for the upcoming Annual Meeting? Maybe so, but the numbers seem to suggest otherwise.

      The recent financial performance of the Company, as shown in its SEC and FDIC filings, does not provide many grounds for optimism. Yes, the earnings are up a bit as compared to a dismal 2006. But look at the efficiency ratio for our Bank. The 73.22% efficiency ratio the Bank reported for this past quarter is far worse than any of the four local competitor banks whose parent company shares are publicly traded. As you know, our Bank ranked dead last in efficiency in five out of the past six years. Only in 2004 did another bank (Bar Harbor Bank & Trust) edge us out for last place.

      It is not just the dividend increase that is a concern. From April 1, 2006 to March 31, 2007, the Company spent $2,120,338 repurchasing 34,413 shares of UNBH stock, at an average price of $61.61 per share. As of March 31, 2007, these shares were worth $227,623 less than what the Company (and thus we shareholders) paid for them, based upon the $55 closing price of UNBH stock on that date. Repurchases in the first quarter of 2007 alone (1,561 shares for a total cost of $84,200) soaked up nearly 86% of the $98,000 increase in earnings versus the first quarter of 2006.

      How does the Company afford to increase its dividend and engage in this volume of stock repurchases at unfavorable prices? Here is an excerpt from my original Open Letter to Shareholders dated April 9:

      Payouts to Shareholders. As with CEO compensation, the amount of money that the Company has lately been spending on dividends and stock buybacks seems to bear no relationship to performance. Although the Company's 2006 net income was down 20% from 2005 and down 21% from 2004, the Board has recently boosted the dividend rate yet again - to a level 43% higher than in early 2004. During the three-year period from January 1, 2004 through December 31, 2006, the Company also purchased $6,164,000 of its own stock in privately negotiated transactions. Where does all this cash come from if not from higher earnings? The Company in February 2006 borrowed $8,248,000 by issuing 30-year debt securities at a floating interest rate that is subject to change every three months. The stated purpose of this borrowing was "as support for asset growth." Through December 31, 2006, however, the Company had contributed only 35% of the proceeds to the Bank.

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      What earthly sense does it make for Management to borrow $8,248,000 under "junior subordinated deferrable interest floating rate debt securities" so the Company can buy back stock at a loss? What earthly sense does it make to borrow money in order to have sufficient excess cash to pay out disproportionately higher dividends?

      Loan loss reserves are another area of concern. Management over the past four years has become increasingly optimistic with its allowance for loan losses. The ratio has steadily declined from 1.69% to 1.11%. One effect of this policy has been to boost reported income. But if the local economy slows enough to make loan losses more likely, the adverse impact on net income will be felt immediately. Loans since the first quarter of 2003 have increased by $147,161,000 (a 64.4% increase) while the allowance for loan losses has increased by only $337,000 (an 8.8% increase). Had the Allowance on the $147,161,000 of new loans merely equaled the 1.11% reserve ratio for all loans at March 31, 2007, cumulative pre-tax income over the four-year period would have been $1,303,000 lower. Instead, by dramatically lowering the reserves on prior loans, Management chose to increase pre-tax income by $135,000 during this same period.

* * *

Further analysis supporting these points appears on the attached three spreadsheets.

* * *

      I know the present interest rate environment is more difficult for banks than it was a few years ago. This, however, does not explain why our Bank so consistently underperforms the local competitors or why the UNBH stock price over the past two years has lagged so far behind the competitors and the NASDAQ Bank Stock index.

      I also know that this shareholder campaign is an uphill battle, especially when Management controls the Company-mailed proxy card, is in a position to hire lawyers at shareholder expense, and restricts my access to information about our Board's actions.

      Some people are upset with me for raising these issues in a public way. To them I would point out that I tried in 2004, 2005, and 2006 to get Management's attention through my attendance at the Annual Meeting and through numerous letters to Management and the Board - all of which went unanswered. This year I decided to take on the challenge of forcing these issues onto the agenda for the Annual Meeting. Doing so has involved using newspaper ads to try to draw interested local shareholders, whether large or small, to a website that tells my side of this story. There simply is no other way to overcome the many hurdles that Management has erected against shareholder initiatives.

      Union Trust Company has been around a long time, and has done a lot of good for the communities it serves. No one disputes this. The alarm that I am raising has to do with the future, not the past. While the competitor banks have done a good job in terms of efficiency, our Bank has not. In this business you cannot get stronger if your operations are consuming too much cash and if you compound the problem through dividend payouts and stock buybacks that consume even more cash. In my judgment, this is why the UNBH stock has performed so poorly over the past two years.

      These are not simple problems to solve. The problems arose over the course of several years, and now require Management and the Board to make difficult decisions. Andy Pease and I believe that adding two fresh voices to the Board would help address these problems. Two votes are not enough to control the Board - our ideas will prevail only if we are able to persuade other Board members. We feel ready for these challenges, and we would invite you to review the biographical data set forth in FAIC's proxy statement and on our website.

Sincerely,

FINANCIAL ANALYTICS INVESTMENT CORPORATION

By:	/s/ Michael V. Jennings

Michael V. Jennings, President

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Union Bankshares Company

First Quarter Comparisons

Analysis of First Quarter Earnings	1Q2007	1Q2006	1Q2005	1Q2004	1Q2003	1Q2002	1Q2001

Interest and Dividend Income	$7,702	$6,934	$5,966	$5,363	$4,867	$5,334	$6,187
Interest Expense	$4,072	$3,160	$1,948	$1,400	$1,492	$1,816	$3,057

Net Interest Income	$3,630	$3,774	$4,018	$3,963	$3,375	$3,518	$3,130
Provision for Loan Losses	$15	$0	-$215	$65	$105	$90	$75

Net Interest Income after Loan
Loss Provision	$3,615	$3,774	$4,233	$3,898	$3,270	$3,428	$3,055

Non-interest Income	$1,587	$1,378	$1,324	$1,548	$1,674	$1,254	$1,074

Non-interest Expense	$3,964	$4,045	$3,788	$3,565	$3,251	$3,080	$3,069
Percentage of Highest Quarter	98.00%	100.00%	93.65%	88.13%	80.37%	76.14%	75.87%
Increase in Non-Interest Expense
since 1Q2001	129.16%	131.80%	123.43%	116.16%	105.93%	100.36%	100.00%
Increase in Inflation (CPI-U) since 1Q2001	116.54%	113.39%	109.70%	106.36%	104.54%	101.48%
Non-Interest Expense growth
over CPI-U growth	76%	137%	142%	154%	31%	-76%	n/a

Income before Income Taxes	$1,238	$1,107	$1,769	$1,881	$1,693	$1,602	$1,060
Income Taxes	$306	$273	$545	$605	$480	$490	$300

Net Income	$932	$834	$1,224	$1,276	$1,213	$1,112	$760
1Q2007 vs prior years, as a percentage	n/a	112%	76%	73%	77%	84%	123%

Weighted average shares *	1,064,155	1,096,208	1,116,247	1,144,980	1,148,398	1,154,044	1,155,124
Earnings per share	$0.88	$0.76	$1.10	$1.12	$1.06	$0.97	$0.66
Dividends per share	$0.43	$0.40	$0.40	$0.30	$0.28	$0.28	$0.25
Dividend Payout Ratio	48.86%	52.63%	36.36%	26.91%	26.07%	28.50%	38.17%

Efficiency Ratio **	73.32%	76.15%	68.92%	63.43%

All Company information is from reports filed with the U. S. Securities and Exchange Commission which can be found at www.sec.gov.
All dollar amounts shown are stated in thousands of dollars.
*	Weighted Average shares have been adjusted to reflect the 2 for 1 stock split that was paid on March 21, 2005.
**	Efficiency Ratios were not reported by the Company for first quarters prior to 1Q2004.

Comments:
Net Income did increase in 1Q2007 vs 1Q2006, but was far lower than Net Income in the comparable quarters of 2005, 2004, 2003, or 2002.
Meanwhile, the growth in Non-interest Expense for 1Q2007 is 76% greater than the cumulative CPI-U inflation index through that quarter.
The Efficiency Ratio ( lower is better ) is slightly improved from 2006 but much higher than 2005 or 2004.

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Union Bankshares Company

First Quarter Comparisons

Loan Loss Analysis	1Q2007	1Q2006	1Q2005	1Q2004	1Q2003	1Q2002	1Q2001

Loans	$375,609	$363,595	$328,012	$279,025	$228,448	$218,573	$204,202
Allowance for loan losses	$4,187	$4,283	$4,268	$4,339	$3,850	$3,555	$3,460
Allowance as a percentage of Loans	1.11%	1.18%	1.30%	1.56%	1.69%	1.63%	1.69%

Annual change in Loans	$12,014	$35,583	$48,987	$50,577	$9,875	$14,371	n/a
Increase in Loans since 1Q2001	$171,407	$159,393	$123,810	$74,823	$24,246	$14,371	n/a
Increase in Allowance for loan losses
since 1Q2001	$727	$823	$808	$879	$390	$95	n/a

Increase in Loans since 1Q2001	84%	78%	61%	37%	12%	7%	n/a
Increase in Allowance since 1Q2001	21%	24%	23%	25%	11%	3%	n/a

Comments:

Since 1Q2001, while Loans have increased by 84% the Allowance for Loan Losses has increased by only 21%. The loan loss allowance ratio of 1.11% is lower and thus, generally, riskier than in all prior years, especially when compared to the 1.69% ratio of as recently as 1Q2003. In fairness, the loan payback experience in the past several years has been excellent. However, if a slowing of the local economy causes this performance to decline, increasing the Allowance for Loan Losses could sharply lower earnings in future periods.

All Company information is from reports filed with the U. S. Securities and Exchange Commission which can be found at www.sec.gov.
All dollar amounts shown are stated in thousands of dollars.

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Union Bankshares Company

First Quarter Comparisons

Other Information Items	1Q2007	1Q2006	1Q2005	1Q2004	1Q2003	1Q2002	1Q2001

Peter A. Blyberg Annual Salary	? ?	$203,029	$195,220	$185,220	$176,400	$168,000	$161,200
Percentage increase from 2001	? ?	125.95%	121.10%	114.90%	109.43%	104.22%	100.00%
Peter A. Blyberg Total Annual
Compensation ***	? ?	$229,136	$212,839	$212,463	$198,070	$181,120	$175,686
Percentage increase from 2001	? ?	130.42%	121.15%	120.93%	112.74%	103.09%	100.00%
Peter A. Blyberg (a director since
1993) Shares Owned	1,570	1,431	1,386	1,262	1,134	928	794
Value of Shares Owned (at the end
of the quarter)	$86,350	$99,455	$105,509	$57,106	$47,628

Sandra H. Collier (a director since
1992) Shares Owned	688	541	484	428	418	406	402
Value of Shares Owned (at the end
of the quarter)	$37,840	$37,600	$36,845	$19,367	$17,556

Total Company Salaries and Employee
Benefits paid	$2,391,000	$2,464,000	$2,224,000	$2,231,000	$1,819,000	$1,621,000	$1,453,000
Cumulative percentage increase
since 1Q2001	65%	70%	53%	54%	25%	12%	n/a
Percentage of total Non-interest
Expenses	60%	61%	59%	63%	56%	53%	47%

Consumer Price Index - All Urban
Consumers ( CPI-U )	205.35	199.80	193.30	187.40	184.20	178.80	176.20
Cumulative percentage increase
since 1Q2001	17%	13%	10%	6%	5%	1%	n/a

Stock Repurchase Program, authorized
on 04.14.2002:
Cumulative Expenditures since
Inception	$6,990,363	$4,870,025	$2,646,582	$899,212	$482,349
Cumulative Shares Acquired since
Inception	123,026	88,613	56,932	21,652	12,052
Cumulative Per Share Cost since
Inception	$56.82	$54.96	$46.49	$41.53	$40.02

***	Salary plus bonus, restricted stock awards, and all other compensation, as reported by UNBH

Comments:

The 65% growth since 1Q2001 in Total Company Salaries and Employee Benefits is 2.9 times the 23% growth in Net Income over that period and is 3.9 times the 17% cumulative increase in the rate of inflation as measured by CPI-U.

Salaries and Employee Benefits as a percentage of our total operating expenses have risen since 1Q2001 from 47% to 60%. This will make it even more difficult to bring the Company's Efficiency Ratio into line with our competitors.

During the past two years, Mr. Blyberg and Mrs. Collier have bought 184 and 204 UNBH shares, respectively, and like other shareholders have seen a decline in the value of their holdings. A 10% improvement in our stock price would benefit them by only $8,635 and $3,784, respectively.

All Company information is from reports filed with the U. S. Securities and Exchange Commission which can be found at www.sec.gov.
Historical stock prices for the shares of UNBH.OB are not available prior to March 21, 2003.
Consumer Price Index ( CPI-U ) data for March of each year is from the U. S. Bureau of Labor Statistics at www.bls.gov.

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